November 2025

Preliminary Pricing Supplement No. 12,104

Registration Statement Nos. 333-275587; 333-275587-01

Dated November 12, 2025

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Opportunities in International Equities

Market-Linked Notes due December 4, 2030

Based on the Value of a Basket Composed of the EURO STOXX 50® Index, the Tokyo Stock Price Index, the FTSE® 100 Index, the Swiss Market Index® and the S&P®/ASX 200 Index

Fully and Unconditionally Guaranteed by Morgan Stanley

The notes are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The notes will pay no interest and will have the terms described in the accompanying product supplement, index supplement and prospectus, as supplemented and modified by this document. At maturity, we will pay per note the stated principal amount of $1,000 plus a supplemental redemption amount, if any, based on the value of a basket of five indices on the determination date. These long-dated notes are for investors who are concerned about principal risk but seek a return based on a basket of equity indices, and who are willing to forgo current income in exchange for the repayment of principal at maturity plus the potential to receive a supplemental redemption amount, if any. The notes are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These notes are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

SUMMARY TERMS
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Issue price:	$1,000 per note
Stated principal amount:	$1,000 per note
Aggregate principal amount:	$
Pricing date:	November 28, 2025
Original issue date:	December 3, 2025 (3 business days after the pricing date)
Maturity date:	December 4, 2030
Interest:	None
Basket:	Basket component*	Bloomberg Ticker symbol*	Basket component weighting	Initial index value**	Multiplier**
	EURO STOXX 50® Index (the “SX5E Index”)	SX5E	40.00%
	Tokyo Stock Price Index (the “TPX Index”)	TPX	25.00%
	FTSE® 100 Index (the “UKX Index”)	UKX	17.50%
	Swiss Market Index® (the “SMI Index”)	SMI	10.00%
	S&P®/ASX 200 Index (the “AS51 Index”)	AS51	7.50%

*Bloomberg ticker symbols are being provided for reference purposes only. We refer to the SX5E Index, the TPX Index, the UKX Index, the SMI Index and the AS51 Index, collectively, as the underlying indices.

**The initial basket component values and multipliers will be determined on the pricing date.

Payment at maturity:

The payment due at maturity per $1,000 stated principal amount will equal:

$1,000 + supplemental redemption amount, if any.

In no event will the payment due at maturity be less than the stated principal amount, regardless of the performance of the underlying indices.

Supplemental redemption amount:	(i) $1,000 times (ii) the basket percent change times (iii) the participation rate, provided that the supplemental redemption amount will not be less than $0.
Participation rate:	115%
Basket percent change:	(final basket closing value – initial basket value) / initial basket value
Listing:	The notes will not be listed on any securities exchange.
Terms continued on the following page
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	Approximately $946.90 per note, or within $55.00 of that estimate. See “Investment Summary” on page 3.
Commissions and issue price:	Price to public	Agent’s commissions and fees	Proceeds to us(3)
Per note	$1,000	$30(1)
	$5(2)		$965
Total	$	$	$

(1)Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $30 for each note they sell. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for equity-linked notes.

(2)Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $5 for each note.

(3)See “Use of proceeds and hedging” on page 23.

The notes involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 7.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these notes, or determined if this document or the accompanying product supplement, index supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below. When you read the accompanying product supplement and index supplement, please note that all references in such supplements to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. Please also see “Additional Terms of the Notes” and “Additional Information About the Notes” at the end of this document.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Product Supplement for Equity-Linked Notes dated November 16, 2023

Index Supplement dated November 16, 2023  Prospectus dated April 12, 2024

Morgan Stanley Finance LLC

Market-Linked Notes due December 4, 2030

Based on the Value of a Basket Composed of the EURO STOXX 50® Index, the Tokyo Stock Price Index, the FTSE® 100 Index, the Swiss Market Index® and the S&P®/ASX 200 Index

Terms continued from previous page:
Initial basket value:

The initial basket value will equal 100, which is equal to the sum of the products of (i) the initial index value of each basket component, as set forth under “Basket—Initial index value” above, and (ii) the multiplier for such basket component, as set forth under “Basket—Multiplier” above, each as determined on the pricing date.

Final basket closing value:	The basket closing value on the determination date
Basket closing value:	On any date, the sum of the products of (i) the closing value of each basket component on such date, and (ii) the multiplier for such basket component.
Multiplier:

The multiplier for each basket component will be set on the pricing date so that each basket component will represent its applicable basket component weighting in the predetermined initial basket value of 100. Each multiplier will remain constant for the term of the notes.

Determination date:	November 29, 2030, subject to postponement for non-index business days and certain market disruption events
CUSIP:	61779TRV1
ISIN:	US61779TRV16

November 2025 Page 2

Morgan Stanley Finance LLC

Market-Linked Notes due December 4, 2030

Based on the Value of a Basket Composed of the EURO STOXX 50® Index, the Tokyo Stock Price Index, the FTSE® 100 Index, the Swiss Market Index® and the S&P®/ASX 200 Index

Investment Summary

Market-Linked Notes

The Market-Linked Notes due December 4, 2030 Based on the Value of a Basket Composed of the EURO STOXX 50® Index, the Tokyo Stock Price Index, the FTSE® 100 Index, the Swiss Market Index® and the S&P®/ASX 200 Index (the “notes”) offer the potential for a supplemental redemption amount at maturity based on the closing value of a basket of five indices on the determination date. The notes provide investors:

◼an opportunity to gain exposure to the indices comprising the basket

◼the repayment of principal at maturity, subject to our creditworthiness

◼115% participation in any appreciation of the basket over the term of the notes

◼no exposure to any decline of the final basket closing value below the initial basket value if the notes are held to maturity

At maturity, if the basket percent change is less than or equal to zero, you will receive the stated principal amount of $1,000 per note, without any positive return on your investment. All payments on the notes, including the repayment of principal at maturity, are subject to our credit risk.

Maturity:	5 years
Participation rate:	115%
Interest:	None

The original issue price of each note is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the notes, which are borne by you, and, consequently, the estimated value of the notes on the pricing date will be less than $1,000. We estimate that the value of each note on the pricing date will be approximately $946.90, or within $55.00 of that estimate. Our estimate of the value of the notes as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the notes on the pricing date, we take into account that the notes comprise both a debt component and a performance-based component linked to the underlying indices. The estimated value of the notes is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying indices, instruments based on the underlying indices, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the notes?

In determining the economic terms of the notes, including the participation rate, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the notes would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the notes?

The price at which MS & Co. purchases the notes in the secondary market, absent changes in market conditions, including those related to the underlying indices, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the

November 2025 Page 3

Morgan Stanley Finance LLC

Market-Linked Notes due December 4, 2030

Based on the Value of a Basket Composed of the EURO STOXX 50® Index, the Tokyo Stock Price Index, the FTSE® 100 Index, the Swiss Market Index® and the S&P®/ASX 200 Index

notes in the secondary market, absent changes in market conditions, including those related to the underlying indices, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the notes, and, if it once chooses to make a market, may cease doing so at any time.

November 2025 Page 4

Morgan Stanley Finance LLC

Market-Linked Notes due December 4, 2030

Based on the Value of a Basket Composed of the EURO STOXX 50® Index, the Tokyo Stock Price Index, the FTSE® 100 Index, the Swiss Market Index® and the S&P®/ASX 200 Index

Key Investment Rationale

Market-Linked Notes offer investors exposure to the performance of a basket composed of the EURO STOXX 50® Index, the Tokyo Stock Price Index, the FTSE® 100 Index, the Swiss Market Index® and the S&P®/ASX 200 Index and provide for the repayment of principal at maturity. They are for investors who are concerned about principal risk but seek a return based on a basket of equity indices and who are willing to forgo current income in exchange for the repayment of principal at maturity plus the potential to receive a supplemental redemption amount, if any.

Repayment of Principal	The notes offer investors 115% upside exposure to any positive performance of the basket, while providing for the repayment of principal in full at maturity, subject to our creditworthiness.
Upside Scenario

The basket closing value on the determination date is greater than the initial basket value of 100, and, at maturity, the notes pay the stated principal amount of $1,000 plus 115% of the positive percent change from the initial basket value to the final basket closing value.

Par Scenario	The final basket closing value is less than or equal to the initial basket value, and, at maturity, the notes pay only the stated principal amount of $1,000.

November 2025 Page 5

Morgan Stanley Finance LLC

Market-Linked Notes due December 4, 2030

Based on the Value of a Basket Composed of the EURO STOXX 50® Index, the Tokyo Stock Price Index, the FTSE® 100 Index, the Swiss Market Index® and the S&P®/ASX 200 Index

Hypothetical Payout on the Notes

At maturity, for each $1,000 stated principal amount of notes that you hold, you will receive the stated principal amount of $1,000 plus a supplemental redemption amount, if any. The supplemental redemption amount will be calculated as follows:

supplemental redemption amount	=	$1,000 x basket percent change x the participation rate In no event will the payment due at maturity be less than the stated principal amount, regardless of the performance of the underlying indices.
where
basket percent change	=	(final basket closing value – initial basket value) / initial basket value
final basket closing value	=	the basket closing value on the determination date.

In no event will the payment due at maturity be less than the stated principal amount.

Hypothetical Payment at Maturity

The table below illustrates the payment at maturity for each note for a hypothetical range of basket percent change and does not cover the complete range of possible payouts at maturity. The table reflects the participation rate of 115% and the initial basket value of 100.

Basket percent change	Final basket closing value	Stated principal amount	Participation rate	Supplemental redemption amount	Payment at maturity	Return on $1,000 note
100.00%	200	$1,000	115%	$1,150.00	$2,150.00	115.00%
90.00%	190	$1,000	115%	$1,035.00	$2,035.00	103.50%
80.00%	180	$1,000	115%	$920.00	$1,920.00	92.00%
70.00%	170	$1,000	115%	$805.00	$1,805.00	80.50%
60.00%	160	$1,000	115%	$690.00	$1,690.00	69.00%
50.00%	150	$1,000	115%	$575.00	$1,575.00	57.50%
40.00%	140	$1,000	115%	$460.00	$1,460.00	46.00%
30.00%	130	$1,000	115%	$345.00	$1,345.00	34.50%
20.00%	120	$1,000	115%	$230.00	$1,230.00	23.00%
10.00%	110	$1,000	115%	$115.00	$1,115.00	11.50%
5.00%	105	$1,000	115%	$57.50	$1,057.50	5.75%
0.00%	100	$1,000	N/A	$0.00	$1,000.00	0.00%
–10.00%	90	$1,000	N/A	$0.00	$1,000.00	0.00%
–20.00%	80	$1,000	N/A	$0.00	$1,000.00	0.00%
–30.00%	70	$1,000	N/A	$0.00	$1,000.00	0.00%
–40.00%	60	$1,000	N/A	$0.00	$1,000.00	0.00%
–50.00%	50	$1,000	N/A	$0.00	$1,000.00	0.00%
–60.00%	40	$1,000	N/A	$0.00	$1,000.00	0.00%
–70.00%	30	$1,000	N/A	$0.00	$1,000.00	0.00%
–80.00%	20	$1,000	N/A	$0.00	$1,000.00	0.00%
–90.00%	10	$1,000	N/A	$0.00	$1,000.00	0.00%
–100.00%	0	$1,000	N/A	$0.00	$1,000.00	0.00%

November 2025 Page 6

Morgan Stanley Finance LLC

Market-Linked Notes due December 4, 2030

Based on the Value of a Basket Composed of the EURO STOXX 50® Index, the Tokyo Stock Price Index, the FTSE® 100 Index, the Swiss Market Index® and the S&P®/ASX 200 Index

Risk Factors

This section describes the material risks relating to the notes. For further discussion of these and other risks you should read the section entitled “Risk Factors” in the accompanying product supplement, index supplement and prospectus. You should also consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the notes.

Risks Relating to an Investment in the Notes

◼The notes do not pay interest and may not pay more than the stated principal amount at maturity. If the basket percent change is less than or equal to zero, you will receive only the stated principal amount of $1,000 for each note you hold at maturity. As the notes do not pay any interest, if the final basket closing value is not sufficiently higher than the initial basket value, the overall return on the notes (the effective yield to maturity) may be less than the amount that would be paid on a conventional debt security of ours of comparable maturity. The notes have been designed for investors who are willing to forgo market floating interest rates in exchange for a supplemental redemption amount, if any, based on the basket closing value on the determination date.

◼The market price of the notes will be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market, including the values of the basket components at any time, the volatility (frequency and magnitude of changes in value) of the underlying indices, dividend rate on the stocks underlying the underlying indices, interest and yield rates in the market, time remaining until the notes mature, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying indices or equities markets generally and which may affect the closing values of the underlying indices on any determination date and the actual or anticipated changes in our credit ratings or credit spreads. Generally, the longer the time remaining to maturity, the more the market price of the notes will be affected by the other factors described above. The values of the underlying indices may be, and have recently been, volatile, and we can give you no assurance that the volatility will lessen. See “Historical Information” below. You may receive less, and possibly significantly less, than the stated principal amount per note if you try to sell your notes prior to maturity.

◼The notes are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the notes. You are dependent on our ability to pay all amounts due on the notes at maturity and therefore you are subject to our credit risk. The notes are not guaranteed by any other entity. If we default on our obligations under the notes, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the notes.

◼As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

◼The amount payable on the notes is not linked to the value of the underlying indices at any time other than the determination date. The amount payable on the notes will be based on the basket closing value on the determination date, subject to postponement for non-index business days and certain market disruption

November 2025 Page 7

Morgan Stanley Finance LLC

Market-Linked Notes due December 4, 2030

Based on the Value of a Basket Composed of the EURO STOXX 50® Index, the Tokyo Stock Price Index, the FTSE® 100 Index, the Swiss Market Index® and the S&P®/ASX 200 Index

events. Even if the value of the basket appreciates prior to the determination date but then drops by the determination date, the payment at maturity may be less, and may be significantly less, than it would have been had the payment at maturity been linked to the value of the basket prior to such drop. Although the actual value of the basket on the stated maturity date or at other times during the term of the notes may be higher than the final basket closing value, the payment at maturity will be based solely on the final basket closing value.

◼The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the notes in the original issue price reduce the economic terms of the notes, cause the estimated value of the notes to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the notes in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the notes in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the notes less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to the underlying indices, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

◼The estimated value of the notes is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the notes than those generated by others, including other dealers in the market, if they attempted to value the notes. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your notes in the secondary market (if any exists) at any time. The value of your notes at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the notes will be influenced by many unpredictable factors” above.

◼Investing in the notes is not equivalent to investing in the basket components; you have no shareholder or other rights in the basket components and are exposed to the credit risk of Morgan Stanley. Investing in the notes is not equivalent to investing in the basket components. As an investor in the notes, you will not have voting rights or the right to receive dividends or other distributions or any other rights with respect to the component stocks of any basket component. Furthermore, investing in the notes is not equivalent to investing in the basket components or their component stocks. In addition, you are subject to our credit risk.

◼The notes will not be listed on any securities exchange and secondary trading may be limited. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. MS & Co. may, but is not obligated to, make a market in the notes and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the notes, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to

November 2025 Page 8

Morgan Stanley Finance LLC

Market-Linked Notes due December 4, 2030

Based on the Value of a Basket Composed of the EURO STOXX 50® Index, the Tokyo Stock Price Index, the FTSE® 100 Index, the Swiss Market Index® and the S&P®/ASX 200 Index

resell the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Since other broker-dealers may not participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to maturity.

◼The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the notes. As calculation agent, MS & Co. will determine the initial index value and multiplier for each basket component, the final basket closing value and the basket percent change, and will calculate the amount of cash you will receive at maturity. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the basket closing value in the event of a discontinuance of any basket component or a market disruption event with respect to any basket component. These potentially subjective determinations may affect the payout to you at maturity. For further information regarding these types of determinations, see “Description of Equity-Linked Notes—Supplemental Redemption Amount,” “—Calculation Agent and Calculations,” “—Alternate Exchange Calculation in the Case of an Event of Default” and “—Discontinuance of Any Underlying Index; Alteration of Method of Calculation” in the accompanying product supplement. In addition, MS & Co. has determined the estimated value of the notes on the pricing date.

◼Hedging and trading activity by our affiliates could potentially adversely affect the value of the notes. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the notes (and to other instruments linked to the underlying indices or their component stocks), including trading in the component stocks of the underlying indices and in other instruments related to the underlying indices. As a result, these entities may be unwinding or adjusting hedge positions during the term of the notes, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the determination date approaches. Some of our affiliates also trade the component stocks of the underlying indices and other financial instruments related to the underlying indices on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial index values, and, therefore, could increase the values at or above which the underlying indices must close on the determination date before an investor receives a payment at maturity that exceeds the stated principal amount of the notes. Additionally, such hedging or trading activities during the term of the notes, including on the determination date, could adversely affect the closing values of the underlying indices on such determination date, and, accordingly, the amount of cash an investor will receive at maturity.

Risks Relating to the Basket Components

◼Changes in the value of one or more of the basket components may offset each other. Value movements in the basket components may not correlate with each other. At a time when one or more basket components increase in value, the value of one or more other basket components may decline. Therefore, in calculating the payment at maturity, increases in the value(s) of one or more basket components may be moderated, or wholly offset, by declines in the value(s) of one or more other basket components.

◼The basket components are not equally weighted. The notes are linked to a basket of five basket components, and the basket components have different weights in determining the value of the basket. The same percentage change in two of the basket components could therefore have different effects on the final basket value because of the unequal weighting. For example, if the weighting of one basket component is greater than the weighting of another basket component, a 5% decrease in the value of the basket component with the greater weighting will have a greater impact on the final basket value than a 5% increase in the value of the basket component with the lesser weighting.

◼There are risks associated with investments in notes linked to the value of foreign equity securities. The notes are linked to the value of foreign equity securities. Investments in notes linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in

November 2025 Page 9

Morgan Stanley Finance LLC

Market-Linked Notes due December 4, 2030

Based on the Value of a Basket Composed of the EURO STOXX 50® Index, the Tokyo Stock Price Index, the FTSE® 100 Index, the Swiss Market Index® and the S&P®/ASX 200 Index

those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions between countries.

◼Governmental regulatory actions, such as sanctions, could adversely affect your investment in the notes. Governmental regulatory actions, including, without limitation, sanctions-related actions by the U.S. or a foreign government, could prohibit or otherwise restrict persons from holding the notes or the component securities of the underlying indices, or engaging in transactions in them, and any such action could adversely affect the value of the underlying indices or the notes. These regulatory actions could result in restrictions on the notes and could result in the loss of a significant portion or all of your initial investment in the notes, including if you are forced to divest the notes due to the government mandates, especially if such divestment must be made at a time when the value of the notes has declined.

◼Adjustments to the basket components could adversely affect the value of the notes. The index publisher of a basket component can add, delete or substitute the stocks underlying basket component, and can make other methodological changes that could change the value of such basket component. Any of these actions could adversely affect the value of the notes. In addition the index publisher of a basket component may discontinue or suspend calculation or publication of such basket component at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued basket component and is permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates. If MS & Co. determines that there is no appropriate successor index on the determination date, the index closing value on such determination date will be an amount based on the stocks underlying the discontinued index at the time of such discontinuance, without rebalancing or substitution, computed by MS & Co, as calculation agent, in accordance with the formula for calculating the index closing value last in effect prior to discontinuance of the index.

November 2025 Page 10

Morgan Stanley Finance LLC

Market-Linked Notes due December 4, 2030

Based on the Value of a Basket Composed of the EURO STOXX 50® Index, the Tokyo Stock Price Index, the FTSE® 100 Index, the Swiss Market Index® and the S&P®/ASX 200 Index

Basket Overview

EURO STOXX 50® Index

The EURO STOXX 50® Index was created by STOXX® Limited, a part of Qontigo, which is a wholly owned subsidiary of Deutsche Börse AG. Publication of the EURO STOXX 50® Index began on February 26, 1998 with a base value of 1,000 as of December 31, 1991. The EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders among the 20 STOXX® supersectors, which includes stocks selected from the Eurozone. The component stocks have a high degree of liquidity and represent the largest companies across all market sectors. For additional information about the EURO STOXX 50® Index, see the information set forth under “EURO STOXX 50® Index” in the accompanying index supplement.

“EURO STOXX 50®” and “STOXX®” are registered trademarks of STOXX® Limited.

Tokyo Stock Price Index

The Tokyo Stock Price Index, which we also refer to as the TOPIX® Index, is published by JPX Market Innovation & Research, Inc. (“JPXI”). The TOPIX® Index was developed by the TSE. Publication of the TOPIX® Index began on July 1, 1969, based on a base index value of 100 as of January 4, 1968. Prior to April 4, 2022, the TSE domestic stock market was divided into two sections: the First Section and the Second Section. Listings of stocks on the TSE were divided between these two sections, with stocks listed on the First Section typically being limited to larger, longer-established and more actively traded issues and the Second Section to smaller and newly listed companies. At that time, the component stocks of the TOPIX® Index consisted of all domestic common stocks listed on the First Section of the TSE. On April 4, 2022, JPXI began revisions to the TOPIX® Index in conjunction with the restructuring of the TSE into three new market segments: the Prime Market, the Standard Market and the Growth Market. Stocks that were components of the TOPIX® Index as of April 1, 2022 continue to be included after the market restructuring, regardless of their new market segment. However, component stocks with tradeable share market capitalization of under JPY 10 billion are designated as “phased weighting reduction constituents,” and their weighting was gradually reduced in ten stages on the last business day of each quarter beginning in October 2022 and ending in January 2025. The TOPIX® Index is computed and published every second via the Market Information System, and is reported to securities companies, news media, and other institutions across Japan. For additional information about the TOPIX® Index, see the information set forth under “Tokyo Stock Price Index” in the accompanying index supplement.

“TOPIX®” and “TOPIX® Index” are trademarks of JPXI. For more information, see “Tokyo Stock Price Index” in the accompanying index supplement.

FTSE® 100 Index

The FTSE® 100 Index, which is calculated, published and disseminated by FTSE Russell, is a free-float-adjusted index which measures the composite price performance of stocks of the largest 100 companies (determined on the basis of market capitalization) traded on the London Stock Exchange. The 100 stocks included in the FTSE® 100 Index (the “FTSE Underlying Stocks”) are selected from a reference group of stocks trading on the London Stock Exchange which are in turn selected by excluding certain stocks that have low liquidity based on public float, accuracy and reliability of prices, size and number of trading days. The FTSE Underlying Stocks are selected from this reference group by selecting 100 stocks with the largest market value. For additional information about the FTSE® 100 Index, see the information set forth under “FTSE® 100 Index” in the accompanying index supplement.

“FTSE®” and “FootsieTM” are trademarks of London Stock Exchange Plc and The Financial Times Limited.

Swiss Market Index®

The Swiss Market Index® represents more than 75% of the free-float capitalization of the Swiss equity market. The Swiss Market Index® consists of the 20 largest, most highly capitalized and liquid equities of the Swiss Performance Index® traded on the SIX Swiss Exchange. The composition of the Swiss Market Index® is reviewed annually, and in order to ensure a high degree of continuity in the composition of the Swiss Market Index®, the component stocks are subject to a special procedure for addition to or removal from the Swiss Market Index® based on free-float market capitalization and liquidity. For additional information about the Swiss Market Index®, see the information set forth under “Swiss Market Index®” in the accompanying index supplement.

“Swiss Market Index®” and “SMI®” are trademarks of SIX Swiss Exchange.

November 2025 Page 11

Morgan Stanley Finance LLC

Market-Linked Notes due December 4, 2030

Based on the Value of a Basket Composed of the EURO STOXX 50® Index, the Tokyo Stock Price Index, the FTSE® 100 Index, the Swiss Market Index® and the S&P®/ASX 200 Index

S&P®/ASX 200 Index

The S&P®/ASX 200 Index is Australia’s large-capitalization tradable equity index and Australia’s institutional benchmark. The S&P®/ASX 200 Index measures the performance of the 200 largest index-eligible stocks listed on the Australian Securities Exchange by float-adjusted market capitalization. Only stocks that are actively and regularly traded are considered for inclusion in the S&P®/ASX 200 Index. For additional information about the S&P®/ASX 200 Index, see the information set forth under “S&P®/ASX 200 Index” in the accompanying index supplement.

“Standard & Poor’s®,” “S&P®” and “S&P/ASX 200®” are trademarks of Standard and Poor’s Financial Services LLC.

November 2025 Page 12

Morgan Stanley Finance LLC

Market-Linked Notes due December 4, 2030

Based on the Value of a Basket Composed of the EURO STOXX 50® Index, the Tokyo Stock Price Index, the FTSE® 100 Index, the Swiss Market Index® and the S&P®/ASX 200 Index

Information as of market close on November 11, 2025:

Basket Component Information as of November 11, 2025
Basket Component	Bloomberg Ticker Symbol	Current Basket Component Closing Value	52 Weeks Ago	52 Week High	52 Week Low
EURO STOXX 50® Index	SX5E	5,725.70	4,854.03	(on 11/11/2025): 5,725.70	(on 4/9/2025): 4,622.14
Tokyo Stock Price Index	TPX	3,321.58	2,739.68	(on 10/31/2025): 3,331.83	(on 4/7/2025): 2,288.66
FTSE® 100 Index	UKX	9,899.60	8,125.19	(on 11/11/2025): 9,899.60	(on 4/9/2025): 7,679.48
Swiss Market Index®	SMI	12,702.08	11,902.79	(on 3/3/2025): 13,166.68	(on 4/9/2025): 10,887.73
S&P®/ASX 200 Index	AS51	8,818.793	8,266.221	(on 10/21/2025): 9,094.711	(on 4/7/2025): 7,343.255

The following graph is calculated based on an initial basket value of 100 on January 1, 2020 (assuming that each basket component is weighted as described in “Basket” on the cover page) and illustrates the effect of the offset and/or correlation among the basket components during such period. The graph does not take into account the terms of the notes, nor does it attempt to show in any way your expected return on an investment in the notes. The historical performance of the basket should not be taken as an indication of its future performance.

Basket Historical Performance January 1, 2020 to November 11, 2025

November 2025 Page 13

Morgan Stanley Finance LLC

Market-Linked Notes due December 4, 2030

Based on the Value of a Basket Composed of the EURO STOXX 50® Index, the Tokyo Stock Price Index, the FTSE® 100 Index, the Swiss Market Index® and the S&P®/ASX 200 Index

Historical Information

The following tables set forth the published high and low closing values as well as end-of-quarter closing values for each of the basket components for each quarter in the period from January 1, 2020 through November 11, 2025. The closing values on November 11, 2025 were (i) in the case of the SX5E Index, 5,725.70, (ii) in the case of the TPX Index, 3,321.58, (iii) in the case of the UKX Index, 9,899.60, (iv) in the case of the SMI Index, 12,702.08 and (v) in the case of the AS51 Index, 8,818.793. The related graphs set forth the daily closing values for each of the basket components in the same period. We obtained the information in the tables and graphs below from Bloomberg Financial Markets, without independent verification. The historical information of the basket components should not be taken as an indication of their future performance, and no assurance can be given as to the basket closing value on the determination date.

EURO STOXX 50® Index	High	Low	Period End
2020
First Quarter	3,865.18	2,385.82	2,786.90
Second Quarter	3,384.29	2,662.99	3,234.07
Third Quarter	3,405.35	3,137.06	3,193.61
Fourth Quarter	3,581.37	2,958.21	3,552.64
2021
First Quarter	3,926.20	3,481.44	3,919.21
Second Quarter	4,158.14	3,924.80	4,064.30
Third Quarter	4,246.13	3,928.53	4,048.08
Fourth Quarter	4,401.49	3,996.41	4,298.41
2022
First Quarter	4,392.15	3,505.29	3,902.52
Second Quarter	3,951.12	3,427.91	3,454.86
Third Quarter	3,805.22	3,279.04	3,318.20
Fourth Quarter	3,986.83	3,318.20	3,793.62
2023
First Quarter	4,315.05	3,793.62	4,315.05
Second Quarter	4,408.59	4,218.04	4,399.09
Third Quarter	4,471.31	4,129.18	4,174.66
Fourth Quarter	4,549.44	4,014.36	4,521.44
2024
First Quarter	5,083.42	4,403.08	5,083.42
Second Quarter	5,100.90	4,839.14	4,894.02
Third Quarter	5,067.45	4,571.60	5,000.45
Fourth Quarter	5,041.01	4,729.71	4,895.98
2025
First Quarter	5,540.69	4,871.45	5,248.39
Second Quarter	5,454.65	4,622.14	5,303.24
Third Quarter	5,529.96	5,165.60	5,529.96
Fourth Quarter (through November 11, 2025)	5,725.70	5,531.32	5,725.70

November 2025 Page 14

Morgan Stanley Finance LLC

Market-Linked Notes due December 4, 2030

Based on the Value of a Basket Composed of the EURO STOXX 50® Index, the Tokyo Stock Price Index, the FTSE® 100 Index, the Swiss Market Index® and the S&P®/ASX 200 Index

EURO STOXX 50® Index Daily Index Closing Values January 1, 2020 to November 11, 2025

November 2025 Page 15

Morgan Stanley Finance LLC

Market-Linked Notes due December 4, 2030

Based on the Value of a Basket Composed of the EURO STOXX 50® Index, the Tokyo Stock Price Index, the FTSE® 100 Index, the Swiss Market Index® and the S&P®/ASX 200 Index

Tokyo Stock Price Index	High	Low	Period End
2020
First Quarter	1,744.16	1,236.34	1,403.04
Second Quarter	1,630.72	1,325.13	1,558.77
Third Quarter	1,661.93	1,496.06	1,625.49
Fourth Quarter	1,819.18	1,579.33	1,804.68
2021
First Quarter	2,012.21	1,791.22	1,954.00
Second Quarter	1,983.54	1,849.04	1,943.57
Third Quarter	2,118.87	1,880.68	2,030.16
Fourth Quarter	2,055.56	1,926.37	1,992.33
2022
First Quarter	2,039.27	1,758.89	1,946.40
Second Quarter	1,969.98	1,818.94	1,870.82
Third Quarter	2,006.99	1,835.94	1,835.94
Fourth Quarter	2,018.80	1,835.94	1,891.71
2023
First Quarter	2,071.09	1,868.15	2,003.50
Second Quarter	2,300.36	1,961.28	2,288.60
Third Quarter	2,430.30	2,221.48	2,323.39
Fourth Quarter	2,391.05	2,218.89	2,366.39
2024
First Quarter	2,813.22	2,366.39	2,768.62
Second Quarter	2,809.63	2,626.32	2,809.63
Third Quarter	2,929.17	2,227.15	2,645.94
Fourth Quarter	2,801.68	2,618.32	2,784.92
2025
First Quarter	2,815.47	2,658.73	2,658.73
Second Quarter	2,852.84	2,288.66	2,852.84
Third Quarter	3,187.02	2,811.72	3,137.60
Fourth Quarter (through November 11, 2025)	3,331.83	3,087.40	3,321.58

Tokyo Stock Price Index Daily Index Closing Values January 1, 2020 to November 11, 2025

November 2025 Page 16

Morgan Stanley Finance LLC

Market-Linked Notes due December 4, 2030

Based on the Value of a Basket Composed of the EURO STOXX 50® Index, the Tokyo Stock Price Index, the FTSE® 100 Index, the Swiss Market Index® and the S&P®/ASX 200 Index

FTSE® 100 Index	High	Low	Period End
2020
First Quarter	7,674.56	4,993.89	5,671.96
Second Quarter	6,484.30	5,415.50	6,169.74
Third Quarter	6,292.65	5,799.08	5,866.10
Fourth Quarter	6,602.65	5,577.27	6,460.52
2021
First Quarter	6,873.26	6,407.46	6,713.63
Second Quarter	7,184.95	6,737.30	7,037.47
Third Quarter	7,220.14	6,844.39	7,086.42
Fourth Quarter	7,420.69	6,995.87	7,384.54
2022
First Quarter	7,672.40	6,959.48	7,515.68
Second Quarter	7,669.56	7,016.25	7,169.28
Third Quarter	7,550.37	6,881.59	6,893.81
Fourth Quarter	7,573.05	6,826.15	7,451.74
2023
First Quarter	8,014.31	7,335.40	7,631.74
Second Quarter	7,914.13	7,446.14	7,531.53
Third Quarter	7,731.65	7,256.94	7,608.08
Fourth Quarter	7,733.24	7,291.28	7,733.24
2024
First Quarter	7,952.62	7,446.29	7,952.62
Second Quarter	8,445.80	7,820.36	8,164.12
Third Quarter	8,379.64	8,008.23	8,236.95
Fourth Quarter	8,385.13	8,025.77	8,173.02
2025
First Quarter	8,871.31	8,173.02	8,582.81
Second Quarter	8,884.92	7,679.48	8,760.96
Third Quarter	9,350.43	8,774.69	9,350.43
Fourth Quarter (through November 11, 2025)	9,899.60	9,354.57	9,899.60

FTSE® 100 Index Daily Index Closing Values January 1, 2020 to November 11, 2025

November 2025 Page 17

Morgan Stanley Finance LLC

Market-Linked Notes due December 4, 2030

Based on the Value of a Basket Composed of the EURO STOXX 50® Index, the Tokyo Stock Price Index, the FTSE® 100 Index, the Swiss Market Index® and the S&P®/ASX 200 Index

Swiss Market Index®	High	Low	Period End
2020
First Quarter	11,263.01	8,160.79	9,311.92
Second Quarter	10,266.29	9,168.98	10,045.30
Third Quarter	10,552.04	10,005.90	10,187.00
Fourth Quarter	10,703.51	9,556.14	10,703.51
2021
First Quarter	11,121.42	10,522.22	11,047.37
Second Quarter	12,028.45	10,970.93	11,942.72
Third Quarter	12,545.35	11,485.58	11,642.45
Fourth Quarter	12,970.53	11,569.39	12,875.66
2022
First Quarter	12,939.17	11,057.06	12,161.53
Second Quarter	12,528.61	10,451.31	10,741.21
Third Quarter	11,202.66	10,072.62	10,267.55
Fourth Quarter	11,238.20	10,199.32	10,729.40
2023
First Quarter	11,435.99	10,516.40	11,106.24
Second Quarter	11,595.25	11,073.48	11,280.29
Third Quarter	11,373.21	10,839.06	10,963.50
Fourth Quarter	11,209.95	10,323.71	11,137.79
2024
First Quarter	11,790.46	11,091.58	11,730.43
Second Quarter	12,254.76	11,196.67	11,993.83
Third Quarter	12,451.48	11,510.46	12,168.87
Fourth Quarter	12,326.76	11,384.92	11,600.90
2025
First Quarter	13,166.68	11,600.90	12,598.12
Second Quarter	12,686.62	10,887.73	11,921.46
Third Quarter	12,383.47	11,755.32	12,109.42
Fourth Quarter (through November 11, 2025)	12,702.08	12,234.50	12,702.08

Swiss Market Index® Daily Index Closing Values January 1, 2020 to November 11, 2025

November 2025 Page 18

Morgan Stanley Finance LLC

Market-Linked Notes due December 4, 2030

Based on the Value of a Basket Composed of the EURO STOXX 50® Index, the Tokyo Stock Price Index, the FTSE® 100 Index, the Swiss Market Index® and the S&P®/ASX 200 Index

S&P®/ASX 200 Index	High	Low	Period End
2020
First Quarter	7,162.494	4,546.035	5,076.827
Second Quarter	6,148.426	5,067.482	5,897.882
Third Quarter	6,167.641	5,784.065	5,815.941
Fourth Quarter	6,756.673	5,791.501	6,587.096
2021
First Quarter	6,917.274	6,587.096	6,790.667
Second Quarter	7,386.174	6,828.694	7,313.023
Third Quarter	7,628.923	7,196.713	7,332.159
Fourth Quarter	7,513.373	7,185.545	7,444.642
2022
First Quarter	7,589.757	6,838.282	7,499.588
Second Quarter	7,592.790	6,433.368	6,568.063
Third Quarter	7,127.684	6,462.027	6,474.198
Fourth Quarter	7,354.418	6,456.866	7,038.688
2023
First Quarter	7,558.108	6,898.507	7,177.754
Second Quarter	7,381.515	7,078.654	7,203.299
Third Quarter	7,455.917	7,004.033	7,048.637
Fourth Quarter	7,614.278	6,772.927	7,590.818
2024
First Quarter	7,896.858	7,346.477	7,896.858
Second Quarter	7,896.858	7,567.283	7,767.470
Third Quarter	8,269.830	7,649.556	8,269.830
Fourth Quarter	8,495.217	8,066.962	8,159.143
2025
First Quarter	8,555.806	7,749.066	7,843.424
Second Quarter	8,592.103	7,343.255	8,542.270
Third Quarter	9,019.088	8,538.580	8,848.774
Fourth Quarter (through November 11, 2025)	9,094.711	8,769.655	8,818.793

S&P®/ASX 200 Index Daily Index Closing Values January 1, 2020 to November 11, 2025

November 2025 Page 19

Morgan Stanley Finance LLC

Market-Linked Notes due December 4, 2030

Based on the Value of a Basket Composed of the EURO STOXX 50® Index, the Tokyo Stock Price Index, the FTSE® 100 Index, the Swiss Market Index® and the S&P®/ASX 200 Index

Additional Terms of the Notes

Please read this information in conjunction with the terms on the front cover of this document.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying product supplement, index supplement or prospectus, the terms described herein shall control.
Underlying index publishers:

With respect to the SX5E Index, STOXX® Limited, or any successor thereof

With respect to the TPX Index, JPX Market Innovation & Research, Inc., or any successor thereof

With respect to the UKX Index, FTSE International Limited, or any successor thereof

With respect to the SMI Index, SIX Group Ltd., or any successor thereof

With respect to the AS51 Index, S&P® Dow Jones Indices LLC, or any successor thereof

Index closing value:

With respect to each of the SX5E Index, the TPX Index, the SMI Index and the AS51 Index, the index closing value on any index business day shall be determined by the calculation agent and shall equal the official closing value of such basket component, or any successor index, published at the regular official weekday close of trading on such index business day by the basket component publisher for such basket component. In certain circumstances, the index closing value for each of the SX5E Index, the TPX Index, the SMI Index and the AS51 Index will be based on the alternate calculation of such basket component as described under “Discontinuance of Any Underlying Index or Basket Index; Alteration of Method of Calculation” in the accompanying product supplement.

With respect to the UKX Index, the index closing value on any index business day shall be determined by the calculation agent and shall equal the closing value of the UKX Index, or any successor index reported by Bloomberg Financial Services, or any successor reporting service the calculation agent may select, on such index business day. In certain circumstances, the index closing value for the UKX Index will be based on the alternate calculation of the UKX Index as described under “Discontinuance of Any Underlying Index or Basket Index; Alteration of Method of Calculation” in the accompanying product supplement. The closing value of the UKX Index reported by Bloomberg Financial Services may be lower or higher than the official closing value of the UKX Index published by the basket component publisher for the UKX Index.

Denominations:	$1,000 and integral multiples thereof
Interest:	None
Bull or bear notes:	Bull notes
Call right:	The notes are not callable prior to the maturity date.
Postponement of maturity date:

If the determination date for any basket component is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following the final determination date as postponed, by which date the basket percent change will have been determined.

Equity-linked notes:

All references to “equity-linked notes” or related terms in the accompanying product supplement for equity-linked notes shall be deemed to refer to market-linked notes when read in conjunction with this document.

Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.
Issuer notice to registered note holders, the trustee and the depositary:

In the event that the maturity date is postponed due to postponement of the determination date, the issuer shall give notice of such postponement and, once it has been determined, of the date to which the maturity date has been rescheduled (i) to each registered holder of the notes by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the trustee by facsimile, confirmed by mailing such notice to the trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “depositary”) by telephone or facsimile, confirmed by mailing such notice to the depositary by first class mail, postage prepaid. Any notice that is mailed to a registered holder of the notes in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. The issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the maturity date, the business day immediately preceding the scheduled maturity date, and (ii) with respect to notice of the date to which the maturity date has been rescheduled, the

November 2025 Page 20

Morgan Stanley Finance LLC

Market-Linked Notes due December 4, 2030

Based on the Value of a Basket Composed of the EURO STOXX 50® Index, the Tokyo Stock Price Index, the FTSE® 100 Index, the Swiss Market Index® and the S&P®/ASX 200 Index

business day immediately following the actual determination date.

The issuer shall, or shall cause the calculation agent to, (i) provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to the depositary of the payment at maturity on or prior to 10:30 a.m. (New York City time) on the business day preceding the maturity date and (ii) deliver the aggregate cash amount due with respect to the notes to the trustee for delivery to the depositary, as holder of the notes, on the maturity date.

November 2025 Page 21

Morgan Stanley Finance LLC

Market-Linked Notes due December 4, 2030

Based on the Value of a Basket Composed of the EURO STOXX 50® Index, the Tokyo Stock Price Index, the FTSE® 100 Index, the Swiss Market Index® and the S&P®/ASX 200 Index

Additional Information About the Notes

Additional Information:
Minimum ticketing size:	$1,000 / 1 note
Tax considerations:

In the opinion of our counsel, Davis Polk & Wardwell LLP, the notes should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying product supplement called “United States Federal Taxation—Tax Consequences to U.S. Holders.” Under this treatment, if you are a U.S. taxable investor, you generally will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying product supplement) of the notes, adjusted upward or downward to reflect the difference, if any, between the actual and projected amount of the payments on the notes. The comparable yield will be determined on the pricing date and may be significantly higher or lower than the comparable yield if the notes were priced on the date hereof. The comparable yield and the projected payment schedule (or information about how to obtain them) will be provided in the final pricing supplement. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income.

You should read the discussion under “United States Federal Taxation” in the accompanying product supplement concerning the U.S. federal income tax consequences of an investment in the notes.

The comparable yield and the projected payment schedule will not be provided for any purpose other than the determination of U.S. Holders’ accruals of interest income and adjustments thereto in respect of the notes for U.S. federal income tax purposes, and we make no representation regarding the actual amount of the payments that will be made on the notes.

If you are a non-U.S. investor, please also read the section of the accompanying product supplement called “United States Federal Taxation—Tax Consequences to Non-U.S. Holders.”

As discussed in the accompanying product supplement, Section 871(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an Internal Revenue Service (“IRS”) notice, Section 871(m) will not apply to securities issued before January 1, 2027 that do not have a delta of one with respect to any Underlying Security. Based on the terms of the notes and current market conditions, we expect that the notes will not have a delta of one with respect to any Underlying Security on the pricing date. However, we will provide an updated determination in the final pricing supplement. Assuming that the notes do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the notes should not be Specified Securities and, therefore, should not be subject to Section 871(m). Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the notes.

November 2025 Page 22

Morgan Stanley Finance LLC

Market-Linked Notes due December 4, 2030

Based on the Value of a Basket Composed of the EURO STOXX 50® Index, the Tokyo Stock Price Index, the FTSE® 100 Index, the Swiss Market Index® and the S&P®/ASX 200 Index

Use of proceeds and hedging:

The proceeds from the sale of the notes will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per note issued, because, when we enter into hedging transactions in order to meet our obligations under the notes, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the notes borne by you and described on page 3 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the notes.

On or prior to the pricing date, we expect to hedge our anticipated exposure in connection with the notes by entering into hedging transactions with our affiliates and/or third party dealers. We expect our hedging counterparties to take positions in the stocks constituting the underlying indices, in futures and/or options contracts on the underlying indices or the component stocks of the underlying indices listed on major securities markets, or positions in any other available securities or instruments that they may wish to use in connection with such hedging. Such purchase activity could increase the initial index values, and, therefore, the values at or above which the underlying indices must close on the determination date before you would receive at maturity a payment that exceeds the stated principal amount of the notes. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the notes, including on the determination date, by purchasing and selling the stocks constituting the underlying indices, futures or options contracts on the underlying indices or their component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the notes, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the determination date approaches. We cannot give any assurance that our hedging activities will not affect the values of the underlying indices, and, therefore, adversely affect the value of the notes or the payment you will receive at maturity. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement.

Additional considerations:

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the notes, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:

The agent may distribute the notes through Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG. Morgan Stanley Wealth Management, MSIP and Bank Morgan Stanley AG are affiliates of ours. Selected dealers, including Morgan Stanley Wealth Management, and their financial advisors will collectively receive from the agent, Morgan Stanley & Co. LLC, a fixed sales commission of $30 for each note they sell. In addition, Morgan Stanley Wealth Management will receive a structuring fee of $5 for each note. The costs included in the original issue price of the notes will include a fee paid by MS & Co. to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management has an ownership interest, for providing certain electronic platform services with respect to this offering.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the notes. When MS & Co. prices this offering of notes, it will determine the economic terms of the notes, including the participation rate, such that for each note the estimated value on the pricing date will be no lower than the minimum level described in “Investment Summary” on page 3.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement.

Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement for Equity-Linked Notes and the index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement for Equity-Linked Notes, the index supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. When you read the accompanying product supplement and index supplement, please note that all references in such supplements to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley or MSFL will arrange to send you the prospectus, the product supplement for Equity-Linked Notes and the index supplement if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Product Supplement for Equity-Linked Notes dated November 16, 2023

November 2025 Page 23

Morgan Stanley Finance LLC

Market-Linked Notes due December 4, 2030

Based on the Value of a Basket Composed of the EURO STOXX 50® Index, the Tokyo Stock Price Index, the FTSE® 100 Index, the Swiss Market Index® and the S&P®/ASX 200 Index

Index Supplement dated November 16, 2023

Prospectus dated April 12, 2024

Terms used but not defined in this document are defined in the product supplement for Equity-Linked Notes, in the index supplement or in the prospectus.

November 2025 Page 24